Exhibit 10.1

2008 EMPLOYMENT AGREEMENT
BETWEEN RED ROCK PICTURES HOLDINGS, INC.
AND
STEVE HANDY

This 2008 EMPLOYMENT AGREEMENT (the "Agreement"), is entered into by and between Red Rock Pictures Holdings, Inc., a Nevada Corporation (the "Company"), and Steve Handy ("Executive") on December 23, 2008.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT

(a)

Executive Employment. The Company hereby employs Executive as Chief Financial Officer and Corporate Secretary, and Executive hereby agrees to perform services for the Company for and during the term hereof. Executive shall perform such duties and have such responsibilities as are set forth in the Bylaws of the Company and as may from time to time be assigned to Executive by the CHIEF EXECUTIVE OFFICER. The Executive shall report solely to the CHIEF EXECUTIVE OFFICER and shall be subject to direction solely from the CHIEF EXECUTIVE OFFICER in the performance of his duties hereunder. For purposes of this Agreement, unless the context otherwise requires, references to the business of "the Company" shall include any successor corporation or corporations which may be the eventual successor to the present or future business and/or assets of the Company.

(b)

Duties. Throughout the period that the Executive is employed by the Company hereunder (the "Employment Term"), Executive shall devote substantial time, energy and skill during normal industry business hours to the business and affairs of the Company, except for periods of illness or incapacity. Employee shall not, directly or indirectly, as employee, consultant, agent, investor, principal, partner, stockholder (except as a holder of less that 1% of the issued and outstanding stock or debt of a publicly held corporation), officer, director or otherwise, engage or participate in any business similar to or in competition in any manner whatsoever with the business as now or hereafter conducted.

2.	COMPENSATION. The Company shall provide to Executive and pay the following forms of compensation:

(a)

Base. During the Employment Term, the Company shall pay to Executive a monthly salary (the "Base") for the services to be rendered by him hereunder, including all services to be rendered as an officer or employee of the Company or any of its direct or indirect subsidiaries, which shall be Three Thousand Three Hundred and Thirty Three Dollars and Thirty Three Cents ($3,333.33) per month. Such amount shall be payable in cash and will be paid in semi-monthly payments on the 1st and 15th days of each month.

(b)	Adjustments to Base Draw and Bonus Program. Compensation for position will also include a bonus program.

	(i)	The bonus program will be paid 50% in cash, 50% in stock.
	(ii)	The bonus program will be paid out on an annual basis. The amounts for the program will be negotiated in good faith and mutually agreed upon between Mr. Handy and the Board of Directors of the Company.

(c)

Stock Options. Upon execution of this agreement the Board shall grant to Executive, options to purchase 200,000 shares of the Company's Common Stock, issued equally over the first twelve months of Executives employment on the following terms and conditions:

	(i)	The options shall be granted under and pursuant to the Company's Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan").

	(ii)	The exercise price of each option shall be equal to (A) the average of the last reported sale price for one share of Common Stock during the five (5) business days preceding the date of grant as reported on the NASDAQ Automated Quotation System; or (B) if (A) is not applicable, then the fair market value of one share of the Common Stock, as determined in good faith by the Board.

	(iii)	All stock options granted to Executive pursuant to this Section 2(b): (A) shall vest equally over 12 months; (B) shall expire to the extent not exercised prior to the close of business on the day ten (10) years from the date of grant; and (C) shall be governed by the Plan and an agreement substantially in the form of the agreement attached hereto as Exhibit A, or as otherwise agreed upon by the parties. The Company shall use its best efforts to assure that all options are granted to Executive under the Plan, or a similar plan later adopted by the Company, which satisfies the conditions of Rule 16b-3 of the Securities and Exchange Commission or any successor thereto.

	(iv)	In the event of a change in the number of the Company's shares of Common Stock outstanding caused by an event listed in Section 3.3 of the Plan, the number of shares subject to options granted after the date of such event shall be adjusted in accordance with the procedures contained in such Section and the number of options to be granted to Executive pursuant to this Section 2(b) shall be correspondingly adjusted.

		(v)	Notwithstanding the foregoing, if and to the extent that, in the opinion of counsel, the Company is unable to grant the Executive any stock options due Executive pursuant to this Section 2(b) because such grant would violate any state or federal securities law, regulation, permit or approval obtained by the Company, then the Company shall to the extent it is able to do so without violation of the foregoing, at the time such stock options would otherwise be granted to Executive hereunder; agree with the Executive on a reasonably equivalent, alternative form of compensation, with the agreement of neither party to be unreasonably withheld.

		(vi)	The Board may grant additional stock options to Executive in its sole discretion.

	(d)	Vacation. None.

(e)

Other Benefits. Excluding health, dental and life insurance benefits, Executive shall also be entitled to participate in or receive benefits under all of the Company's employee benefit plans, policies, practices and arrangements made available by the Company in the future to its employees subject to and on a basis consistent with the terms, conditions and overall administration of such benefit plans and the terms of this Agreement during the Employment Term.

3.	EXPENSES. Executive shall be reimbursed for expenses incurred for business purposes by the Company upon presenting satisfactory vouchers evidencing such expenses.

4.	TERMINATION.

(a)

Term. This Agreement shall be in effect from the date hereof through a period ending one year after the date hereof, and shall automatically be extended for successive one year terms thereafter unless and until the CHIEF EXECUTIVE OFFICER elects not to renew this Agreement and cause the Company to so notify Executive in writing of such nonrenewal at least thirty (30) days prior to the end of the then-current term of this Agreement

(b)

Notice of Termination. "Notice of Termination" shall be a written notice terminating Executive's employment hereunder which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

	(c)	Death. This Agreement shall be terminated automatically upon the death of Executive.

(d)

Disability. This Agreement shall be terminated automatically upon the permanent disability of Executive. For purposes of this Agreement, a permanent disability shall be deemed to have occurred if (i) Executive is unable to perform his material duties hereunder for a period of ninety (30) consecutive days, or sixty (60) days in any one (1) year, on account of any physical or mental disability; or (ii) a licensed physician selected by the Company and approved by Executive (or his closest relative if Executive is unable to act), which approval shall not be unreasonably withheld, makes a medical determination of physical or medical disability or incapacity of Executive.

(e)

Termination of Employment. Executive and Company agrees that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause, or for any or no cause, at the option of either the Executive or the Company. However, as described in this agreement, Executive will be entitled to the severance benefits defined, depending upon the circumstances of Executives termination of employment. In the event Executive is terminated for cause, the company will pay to the Executive an amount equal to 30 days of his then current compensation. In the event the Executive is terminated without cause, the company will pay to the Executive an amount equal to 90 days of his then current compensation. "Cause" which shall mean (i) the willful and continued failure by Executive to substantially perform his duties with the Company in good faith (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed his duties in good faith; or (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. Any dispute concerning a determination of "Cause" pursuant hereto shall be subject to arbitration pursuant to Section 9(c) hereof.

5.

SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.

REGISTRATION RIGHTS. The Company shall register all options of Executive (regardless of whether such options have been granted under this Agreement or otherwise), and the Common Stock with respect to which such options are exercisable, as soon as practicable after issuance on Form S-8 or any successor form thereto pursuant to the rules and regulations of the Securities and Exchange Commission.

7.	MISCELLANEOUS.

(a)

Severability. The provisions of this Agreement shall be severable and if any provision hereof shall be judged to be invalid, such invalidity shall not affect any other portion of this Agreement, which can be given effect.

(b)

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be duly given if actually received or if duly mailed, registered or certified mail, return receipt requested, postage prepaid:

If to the Company, to:
Red Rock Pictures Holdings, Inc.
8228 Sunset Blvd
Los Angeles, CA 90046

If to Executive, to:
Steve Handy
235 24th Place
Costa Mesa, CA 92627

or to such other address as either party may furnish to the other in writing, making specific reference to this Section 9(b).

(c)

Arbitration. In the event that there shall be a dispute between the parties hereto concerning the meaning, application or interpretation of this Agreement or of the legal relations connected therewith, or concerning any alleged breach hereof, or to enforce the terms hereof or to seek damages in respect of a breach hereof or otherwise relating hereto, then such dispute shall be referred to the American Arbitration Association for arbitration before a single arbitration in Los Angeles, California, according to the rules of the arbitrator appointed by said Association; and the decision of such Association shall be final and binding on the parties hereto.

(d)

Rights to Work Product. Executive grants to the Company all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed by him for the Company hereunder, during the term hereof, and the results and proceeds thereof, including all of Executive's creative works including without limitation ideas, concepts, formats, themes, screenplays, and/or adaptations of the foregoing, whether or not reduced to writing, and whether or not otherwise protected by copyrights, or rights thereto, or at common law or otherwise during the term hereof. Executive agrees that all films, film rights, videotapes, distribution rights, literary material, photoplays, music rights, ideas for photoplays, scripts and similar rights, presentations, ideas, formats and all other material (collectively referred to as "Material") submitted to him by third parties during the term of his employment hereunder shall be deemed to be submitted to the Company and upon the termination of his employment hereunder Executive shall forthwith deliver all such Material in his possession, if any, to the Company.

(e)

Confidentiality. Without the express prior written consent of the Company, Executive shall not, except in the ordinary course of performing his duties for the Company, disclose or make available to anyone outside the Company, any confidential or proprietary information of the Company its subsidiaries, or affiliated corporations or entities including, without limitation, trade secrets, customer lists, financial data, programming plans or other information not generally known to any competitor of the Company, its subsidiaries or affiliated corporations or entities. Upon termination of his employment, Executive shall deliver to the Company all documents in his possession containing any such confidential or proprietary information; provided, however, that Employee shall be entitled to retain a copy (but not the original) of his personal correspondence file. The agreements of Executive set forth in this Section 9(e) shall survive the end of the Employment Term.

(f)

Assignment. Neither this Agreement nor any right or interest under this Agreement shall be assignable by Executive. This Agreement shall not be assignable by the Company without the prior written consent of Executive.

(g)

Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to Executive's employment by the Company on and after the date hereof. Said Agreement shall be binding upon the heirs, administrators, successors and assigns of the parties hereto. There are no oral agreements, modifications, representations or understandings relating to Executive's employment by the Company on and after the date hereof which are not specifically set forth herein. All negotiations regarding Executive's employment by the Company on and after the date hereof is merged into this Agreement.

(h)

Governing Law. This Agreement and each of the provisions hereunder shall be interpreted according to and governed by the internal laws of the State of California regardless of the principles of choice of law of that or any other jurisdiction. The parties hereto submit to the jurisdiction of the state and federal courts of the State of California.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Executive has executed this Agreement as of the day and year first above written.

"The Company"
RED ROCK PICTURES HOLDINGS, INC.

By:
Reno Rolle, Chief Executive Officer

"Executive"

By:
Steve Handy